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                                                                   EXHIBIT 99.1

                                   AGREEMENT

     This agreement entered into this 10th day of July, 2001, by and between the undersigned parties as representatives for the "Ghauri brothers" on the one hand and the "NetSol shareholder group" on the other hand, as and for the interim management of NetSol International, Inc. (hereinafter referred to as "NetSol").

     Whereas, as a result of a contest for control of the management and operations of NetSol, the Honorable James C. Mahan, Judge in the Eighth Judicial District Court of the State of Nevada, has issued an order appointing George C. Swarts (hereinafter referred to as "receiver") as receiver for NetSol, all of its subsidiaries and affiliates.

     Whereas, the parties have agreed that it is in NetSol's best interest to enter into an interim management agreement in an effort to create stability for NetSol, its subsidiaries, affiliates, shareholders, creditors and customers.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOW:

     1. That commencing on July 11, 2001, subject to the continuing control and supervision of the receiver, the following individuals shall serve as officers:

          A. Peter Sollenne -- Chief Executive Officer

          B. Naeem Ghauri -- President

     2. That the following individuals shall receive all earned, yet unpaid employment compensation:

          A. Naeem Ghauri;

          B. Najeeb Ghauri;

          C. Salim Ghauri;

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          D. Nasim Ashraf; and

          E. Ifran Mustafa

     3. That in addition to the foregoing, should any of the above referenced individuals have any unreimbursed expenses, NetSol shall reimburse the same. Similarly, NetSol shall reimburse the expenses of Cary Burch and Peter Sollenne incurred on behalf of NetSol.

     4. NetSol shall pay Najeeb Ghauri an amount equal to three (3) months salary as and for a severance payment.

     5. Within ten (10) working days, the Ghauri brothers shall provide the receiver with $500,000 cash for the continuing operation of NetSol. Similarly, within ten (10) working days, the NetSol shareholder group shall provide the receiver with $500,000 cash for the continuing operation of NetSol. In the event that either party fails to perform within the allotted time period, the non-performing party shall pledge stock in NetSol in an amount equal to 150% of the amount outstanding.

          A. In order to raise the aforementioned amount each party shall be entitled to receive restricted stock for an amount equal to 70% of the average price of NetSol stock for the immediately preceding ten days.

          B. The Ghauri Brothers are also allowed to exercise their vested options to raise their requisite $500,000.

     6. That NetSol shall commence a recall of all outstanding stock certificates and shall issue new stock certificates with the new CUSIP number. That

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          as soon as reasonable possible thereafter, the receiver shall call a special shareholders meeting to determine, INTER ALIA, the continued management of NetSol.

          A. The parties specifically agree that the transfer agent shall be directed to reissue all stock certificates as a result of the recall simultaneously so that no individual's stock certificates shall be unreasonably withheld.

          B. The receiver shall remain responsible for oversight of the share recall until it is completed.

     7. NetSol agrees that all restricted stock that becomes vested shall be immediately issued without a legend.

     8. That the receiver shall remain in place until such time as he, and his counsel, has been compensated in full for his services and the shareholders of NetSol have had the opportunity to vote for new management at a duly convened meeting. Notwithstanding the foregoing, both parties shall execute mutual releases at the time of the execution of the definitive agreement contemplated herein, and dismiss all pending litigation with prejudice.

     9. The parties shall enter into a letter of intent whereby NetSol shall sell all of the operations within Pakistan to the Ghauri brothers for 1,750,000 shares of NetSol stock. As more specifically set forth therein, any such agreement shall be subject to a fairness opinion, shareholder and court approval along with any other security law requirement.

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     10.  That this agreement shall be subject to the court's approval and compliance with all security regulations and any other legal requirements.



NetSol International                     Ghauri Brothers


/s/ GEORGE C. SWARTS                     /s/ NAEEM GHAURI
-----------------------------            ----------------------------
By: George C. Swarts                     By: Naeem Ghauri
Its: Receiver

                                         /s/ NAJEEB GHAURI
                                         ----------------------------
                                         By: Najeeb Ghauri



NetSol Shareholder Group


/s/ CARY BURCH
-----------------------------
By: Cary Burch


/s/ PETER SOLLENNE
-----------------------------
By: Peter Sollenne